UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005
ACCENTURE SCA
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation)	001-49713 (Commission File Number)	98-351796 (I.R.S. Employer Identification No.)
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
(Address of principal executive offices)
Registrant’s telephone number, including area code: (352) 26 42 35 00
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities
During Accenture SCA’s fourth fiscal quarter, Accenture Ltd, in its capacity as the general partner of Accenture SCA, proposed that Accenture SCA amend the rights of its Class II common shares, and create a new class of common shares having a par value of €1.25 per share, to be designated as “Class III common shares” (including lettered sub-series thereof). In each case, the intended purpose of the amendment was to facilitate the efficient movement of cash between Accenture SCA and Accenture Ltd. The proposed amendments were approved by Accenture SCA’s shareholders. As a result, all of Accenture SCA Class I common shares held by Accenture Ltd and its subsidiaries were reclassified as Class III common shares effective June 28, 2005. The reclassification created 522,642,648 outstanding Class III shares. Pursuant to Accenture SCA’s revised articles of association, Class II and Class III common shares are held solely by Accenture Ltd and its subsidiaries.
On September 28, 2005, Accenture International SARL, a subsidiary of Accenture SCA, finalized the transfer of an aggregate of 1,195,952 Class III common shares to Accenture Ltd in connection with transactions related to the issuance by Accenture Ltd of an aggregate of 1,195,952 of Accenture Ltd’s Class A common shares delivered pursuant to outstanding options awards and grants of restricted share units under Accenture’s equity compensation plans. The Class III common shares were transferred in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, on the basis that the transaction did not involve any public offering.
Since June 28, 2005, Accenture SCA and its subsidiary Accenture International SARL have transferred in aggregate an additional 5,086,079 shares of Accenture SCA’s Class III common shares to Accenture Ltd for similar purposes in unregistered transactions. In aggregate, 6,282,031 (inclusive of the 1,195,952 shares described herein) Class III common shares of Accenture SCA have been transferred to Accenture Ltd since the creation of Accenture SCA’s Class III common shares.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2005	ACCENTURE SCA, represented by its General Partner, Accenture Ltd, itself represented by its duly authorized signatory
/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner